UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. __)

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Rocky Mountain Chocolate Factory, Inc.

(Name of Registrant as Specified In Its Charter)

AB VALUE PARTNERS, LP

AB VALUE MANAGEMENT LLC

BRADLEY RADOFF

ANDREW T. BERGER
RHONDA J. PARISH
MARK RIEGEL
SANDRA ELIZABETH TAYLOR
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AB Value Partners, LP, AB Value Management LLC (together with AB Value Partners, LP, “AB Value”), Bradley Radoff, Andrew T. Berger, Rhonda J. Parish, Mark Riegel and Sandra Elizabeth Taylor filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission on September 13, 2021, to be used to solicit votes for the election of their slate of highly-qualified director nominees at the 2021 annual meeting of shareholders (including any other meeting of shareholders held in lieu thereof, and adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”) of Rocky Mountain Chocolate Factory, Inc., a Delaware corporation, and for the approval of a business proposal to be presented at the Annual Meeting.

On September 29, 2021, AB Value sent a letter to Bryan J. Merryman, Rahul Mewawalla, Franklin E. Crail, Brett P. Seabert and Jeffrey R. Geygan, with a copy to Peter R. Gleason, President and CEO of the National Association of Corporate Directors, a copy of which is filed as Exhibit 1.

Exhibit 1

Andrew Berger

David Polonitza

AB Value Management, LLC

AB Value Partners, LP

208 Lenox Ave., #409

Westfield, NJ 07090

September 29, 2021

VIA EMAIL

Bryan J. Merryman Rahul Mewawalla Franklin E. Crail Brett P. Seabert Jeffrey R. Geygan

Re:	The Likely Upcoming Change in Control

Dear Messrs. Merryman, Mewawalla, Crail, Seabert and Geygan:

This is not the time for you to take drastic measures to flout the will of the stockholders of Rocky Mountain Chocolate Factory, Inc. (the “Company”) in a transparent attempt to protect your board seats at the expense of both stockholders and the Company.

As you know, AB Value Partners, LP and AB Value Management LLC (together, “AB Value”) and their affiliates Bradley Radoff, Andrew Berger and Sandra Elizabeth Taylor (together with AB Value, the “Concerned Shareholders of Rocky Mountain”) have a high probability of winning control of the Company’s board of directors (the “Board”) at the annual meeting of Company stockholders, scheduled for October 6, 2021, a week from today (the “Annual Meeting”). ISS has endorsed AB Value’s entire slate of directors, noting that the incumbent Board’s “attempts to compromise [with AB Value] to safeguard the future of the company seem to lack sincerity[,]” and that that the Company’s “current dysfunction appears to be the result of a mismanaged transition from a founder-led board”—a board that has overseen “value-destroying acquisition practices, and irregular corporate governance.”

ISS’s concerns are well-founded. In addition to unilaterally constricting the Board from seven members to six mere weeks before the Annual Meeting, the Board just yesterday disclosed (1) its settlement of a lawsuit with Immaculate Confection, and (2) its consideration of strategic transactions with Immaculate Confection to “expand [the Company’s] international franchise network.” As you know, you failed to inform the full Board about any of these developments. If the Board even met to consider either the settlement or potential transactions with Immaculate Confection, that is news to AB Value and its Board designee, Andrew Berger.

Running the Company this way is totally unacceptable. The Annual Meeting is just one week away. Delaware law prohibits you from taking any further actions to impede the stockholder franchise. As fiduciaries with an unremitting duty of loyalty to the stockholders, your priority should be conducting a full and fair election free from interference, not entrenching yourselves or lining your pockets using Company resources. Among other things, this duty requires you to:

(1) Operate the Company under the current status quo until the stockholders decide the Board’s composition. Committing the Company to any material transactions or obligations outside the ordinary course of business before the new Board is seated would disenfranchise the stockholders and could deprive the new Board of its ability to act in accordance with its electoral mandate.

(2) Cease your pattern of gamesmanship and disenfranchising tactics. Adjourning or postponing the Annual Meeting would be totally unacceptable. The Delaware Court of Chancery has already taken you to task for this once. See Geser v. Rocky Mountain Chocolate Factory, Inc., C.A. No. 2019-0764-AGB at *16 (Del. Ch. Nov. 1, 2019) (Transcript).

(3) Take all steps necessary to disarm any change in control provisions that could penalize stockholders for electing candidates you oppose. Among other things, the Board should approve AB Value’s slate of directors for purposes of the change in control provisions in the employment agreements of Messrs. Merryman and Dudley to avoid any Termination Payment in the event of a Triggering Termination. There is absolutely no justification for Mr. Merryman or Mr. Dudley to walk away from the Company with a windfall consolation prize if the stockholders elect AB Value’s slate of directors at the Annual Meeting, especially pursuant to a transparently defensive provision that was modified and approved on February 26, 2019, in the shadow of a potential proxy contest by AB Value. Indeed, the three-member Compensation Committee that approved these compensation arrangements included Mr. Crail (Mr. Dudley’s former boss and then-CEO) and Mr. Seabert, whose extremely close ties to Mr. Merryman remained undisclosed to stockholders until a few weeks ago.

AB Value fully intends to hold you to account for any interference with the stockholder franchise or any disloyalty to the Company or its stockholders between now and the Annual Meeting.

Sincerely yours,

/s/ Andrew Berger
Andrew Berger
David Polonitza
AB Value Management, LLC
AB Value Partners, LP

cc:	Peter R. Gleason
President and CEO
National Association of Corporate Directors
1515 N. Courthouse Road, Suite 1200
Arlington, VA 22201